The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED APRIL 28, 2016

Citigroup Global Markets Holdings Inc.	May-----, 2016 Medium-Term Senior Notes, Series N Pricing Supplement No. 2016-USNCH0030 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-192302 and 333-192302-06

Contingent Income Securities Based on the Performance of the S&P 500® Index Due May- , 2026

Principal at Risk Securities

Overview

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The securities offer the potential for quarterly coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. In exchange for this higher potential yield, you must be willing to accept the risks that (i) your actual yield may be lower than the yield on our conventional debt securities of the same maturity because you may not receive one or more, or any, contingent coupon payments and (ii) your actual yield may be negative because your payment at maturity may be significantly less than the stated principal amount of your securities and possibly zero. Both of these risks will depend on the performance of the S&P 500® Index (the “underlying index”), as described below. Although you will be exposed to downside risk with respect to the underlying index, you will not participate in any appreciation of the underlying index or receive any dividends paid on the stocks that constitute the underlying index.

▪	Investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:		Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:		All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlying index:		The S&P 500® Index (ticker symbol: “SPX”)
Aggregate stated principal amount:		$
Stated principal amount:		$10 per security
Pricing date:		May , 2016 (expected to be May 6, 2016)
Issue date:		May , 2016 (three business days after the pricing date)
Valuation dates:	The day of each February, May, August and November (expected to be the 6th day of each February, May, August and November), beginning in August 2016 and ending on May , 2026 (the “final valuation date,” which is expected to be May 6, 2026), each subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur. Please see Annex A at the end of this pricing supplement for a list of the scheduled valuation dates.

Maturity date:		May , 2026 (expected to be May 11, 2026)
Contingent coupon payment dates:

For each valuation date, the third business day after such valuation date, except that the contingent coupon payment date for the final valuation date will be the maturity date. Please see Annex A at the end of this pricing supplement for a list of the scheduled contingent coupon payment dates.

Contingent coupon:		On each quarterly contingent coupon payment date, the securities will pay a contingent coupon equal to 1.425% of the stated principal amount of the securities (approximately 5.70% per annum) if and only if the closing level of the underlying index on the related valuation date is greater than or equal to the downside threshold level. If the closing level of the underlying index on any quarterly valuation date is less than the downside threshold level, you will not receive any contingent coupon payment on the related contingent coupon payment date.
Payment at maturity:

For each $10 stated principal amount security you hold at maturity, you will receive cash in an amount determined as follows:

▪  If the final index level is greater than or equal to the downside threshold level: $10 plus the contingent coupon payment due at maturity

▪  If the final index level is less than the downside threshold level: $10 multiplied by the index performance factor

If the final index level is less than the downside threshold level, you will receive less, and possibly significantly less, than 50.00% of the stated principal amount of your securities at maturity, and you will not receive any contingent coupon payment at maturity.

Initial index level:		, the closing level of the underlying index on the pricing date
Final index level:		The closing level of the underlying index on the final valuation date
Downside threshold level:		, 50.00% of the initial index level
Index performance factor:		The final index level divided by the initial index level
Listing:		The securities will not be listed on any securities exchange
CUSIP / ISIN:		17324P172 / US17324P1729
Underwriter:		Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)(2)	Underwriting fee	Proceeds to issuer
Per security:	$10.00	$0.30(2)	$9.65
$0.05(3)
Total:	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $9.250 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.35 for each $10 security sold in this offering. Certain selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from CGMI a fixed selling concession of $0.30 for each $10 security they sell. Additionally, it is possible that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) Reflects a structuring fee payable to Morgan Stanley Wealth Management by CGMI of $0.05 for each security.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-3.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below:

Product Supplement No. EA-04-03 dated March 8, 2016              Underlying Supplement No. 4 dated March 8, 2016

Prospectus Supplement and Prospectus each dated March 7, 2016

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.
Contingent Income Securities Based on the Performance of the S&P 500® Index Due May---, 2026 Principal at Risk Securities

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect whether you receive a contingent coupon payment on a contingent coupon payment date as well as your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Consequences of a Market Disruption Event; Postponement of a Valuation Date” and “—Discontinuance or Material Modification of an Underlying Index,” and not in this pricing supplement. The accompanying underlying supplement contains important disclosures regarding the underlying index that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Investment Summary

The securities provide an opportunity for investors to earn a contingent quarterly coupon at an annual rate of 5.70% (corresponding to approximately $0.1425 per quarter per security) but only if the closing level of the underlying index on the applicable valuation date is greater than or equal to the downside threshold level. It is possible that the closing level of the underlying index could remain below the downside threshold level for extended periods of time or even throughout the entire term of the securities so that you may receive few or no contingent coupons during the entire ten-year term of the securities.

If the final index level is greater than or equal to the downside threshold level, the payment at maturity will be the sum of the stated principal amount and the contingent coupon with respect to the final valuation date. However, if the final index level is less than the downside threshold level, investors will be fully exposed to the decline in the underlying index over the term of the securities on a 1-to-1 basis, and will receive an amount equal to the stated principal amount times the index performance factor. In this case, the payment at maturity will be less than 50.00% of the stated principal amount and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent coupons. In addition, investors will not participate in any appreciation of the underlying index.

Key Investment Rationale

The securities do not guarantee any repayment of principal at maturity and offer investors an opportunity to earn a contingent coupon at a rate of 5.70% per annum but only if the closing level of the underlying index on the applicable valuation date is greater than or equal to 50.00% of the initial index level, which we refer to as the downside threshold level. The payment at maturity will vary depending on the final index level, as follows:

Upside Scenario: A contingent coupon is paid for some or all quarterly periods, and you receive the stated principal amount at maturity	This scenario assumes that the underlying index closes at or above the downside threshold level on some or all of the quarterly valuation dates, including the final valuation date. In this scenario, investors receive the contingent coupon with respect to each valuation date on which the closing level of the underlying index was greater than or equal to the downside threshold level. At maturity, because the final index level is greater than the downside threshold level on the final valuation date, investors receive both the stated principal amount and the contingent coupon with respect to the final valuation date. Investors will not participate in any appreciation in the level of the underlying index from the initial index level to the final index level, and the return on the securities will be limited to the contingent coupons, if any, that are paid on the securities.
Downside Scenario: No contingent coupon is paid during the term of the securities, or the contingent coupon is paid for only a limited number of quarterly periods, and your payment at maturity is exposed to the negative performance of the underlying index	This scenario assumes that the underlying index closes below the downside threshold level on all or nearly all of the quarterly valuation dates, including the final valuation date. In this scenario, investors do not receive any contingent coupons, or receive contingent coupons for only a limited number of contingent coupon payment dates. At maturity, because the final index level is less than the downside threshold level on the final valuation date, investors do not receive the contingent coupon for the last quarterly period and receive a payment at maturity equal to the stated principal amount multiplied by the index performance factor. Under these circumstances, the payment at maturity will be less than 50.00% of the stated principal amount and could be zero.

May 2016	PS-2

Citigroup Global Markets Holdings Inc.
Contingent Income Securities Based on the Performance of the S&P 500® Index Due May---, 2026 Principal at Risk Securities

Hypothetical Examples

The table below illustrates hypothetical total returns you might receive on the securities for a range of hypothetical final index levels and a varying number of contingent coupon payments hypothetically received over the term of the securities. The hypothetical total return figures in the table below represent a total return on your investment if the securities are held to maturity. The outcomes illustrated in the table below are not exhaustive, and your actual total return on the securities may differ from any example illustrated below. For ease of analysis, figures in the table below have been rounded.

The table below is based on the following hypothetical values and assumptions in order to illustrate how the securities work and does not reflect the actual initial index level or downside threshold level, each of which will be determined on the pricing date:

Initial index level:	2,100.00 (the hypothetical closing level of the underlying index on the pricing date)
Downside threshold level:	1,050.00 (50.00% of the hypothetical initial index level)
Contingent coupon:	5.70% of the stated principal amount per annum, paid quarterly
Hypothetical final index level	Hypothetical percentage change from initial index level to final index level	Hypothetical payment at maturity[1] per security	Hypothetical total return on the securities[2] if the closing level of the underlying index is greater than or equal to the downside threshold level on:
			All valuation dates	32 valuation dates	24 valuation dates	16 valuation dates	8 valuation dates	No valuation date
2,415.00	15.00%	$10.00	57.00%	45.60%	34.20%	22.80%	11.40%	N/A
2,100.00	0.00%	$10.00	57.00%	45.60%	34.20%	22.80%	11.40%	N/A
1,890.00	-10.00%	$10.00	57.00%	45.60%	34.20%	22.80%	11.40%	N/A
1,575.00	-25.00%	$10.00	57.00%	45.60%	34.20%	22.80%	11.40%	N/A
1,050.00	-50.00%	$10.00	57.00%	45.60%	34.20%	22.80%	11.40%	N/A
1,049.99	-50.01%	$4.99	N/A	-4.41%	-15.81%	-27.21%	-38.61%	-50.01%
525.00	-75.00%	$2.50	N/A	-29.40%	-40.80%	-52.20%	-63.60%	-75.00%
0.00	-100.00%	$0.00	N/A	-54.40%	-65.80%	-77.20%	-88.60%	-100.00%

(1)     Excluding the final contingent coupon payment, if any.

(2)     There are 40 valuation dates over the term of the securities. The examples above do not show the hypothetical total return if the closing level of the underlying index is greater than or equal to the downside threshold level on a number of valuation dates other than 0, 8, 16, 24, 32 or 40 valuation dates. The hypothetical total return on the securities is calculated as (a) (i) the payment at maturity (excluding the final contingent coupon payment, if any) per security plus the aggregate contingent coupon payments per security received over the term of the securities minus (ii) the $10 stated principal amount per security divided by (b) the $10 stated principal amount per security.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities that are guaranteed by Citigroup Inc., including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with the underlying index. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisers as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. At maturity, if the final index level is less than the downside threshold level, you will lose 1% of the stated principal amount of the securities for every 1% by which the final index level is less than the initial index level. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	You will not receive any contingent coupon payment for any quarter in which the closing level of the underlying index is less than the downside threshold level on the related valuation date. A contingent coupon payment will be made on a contingent coupon payment date if and only if the closing level of the underlying index on the related valuation date is greater than or equal to the downside threshold level. If the closing level of the underlying index is less than the downside threshold level on any

May 2016	PS-3

Citigroup Global Markets Holdings Inc.
Contingent Income Securities Based on the Performance of the S&P 500® Index Due May---, 2026 Principal at Risk Securities

quarterly valuation date, you will not receive any contingent coupon payment on the related contingent coupon payment date, and if the closing level of the underlying index is below the downside threshold level on each valuation date, you will not receive any contingent coupon payments over the term of the securities.

▪	Higher contingent coupon rates are associated with greater risk. The securities offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the pricing date for the securities, including the risk that you may not receive a contingent coupon payment on one or more, or any, contingent coupon payment dates and the risk that the amount you receive at maturity may be significantly less than the stated principal amount of your securities. The volatility of the underlying index is an important factor affecting these risks. Greater expected volatility of the underlying index as of the pricing date may result in a higher contingent coupon rate, but it also represents a greater expected likelihood as of the pricing date that the closing level of the underlying index will be less than the downside threshold level on one or more valuation dates, such that you will not receive one or more, or any, contingent coupon payments during the term of the securities and that the closing level of the underlying index will be less than the downside threshold level on the final valuation date, such that you will not be repaid the stated principal amount of your securities at maturity.

▪	You may not be adequately compensated for assuming the downside risk of the underlying index. The potential contingent coupon payments on the securities are the compensation you receive for assuming the downside risk of the underlying index, as well as all the other risks of the securities. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the securities could be lower than you anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the contingent coupon payment dates. Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the underlying index, but also for all of the other risks of the securities, including interest rate risk and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the securities, including the downside risk of the underlying index.

▪	The securities offer downside exposure to the underlying index, but no upside exposure to the underlying index. You will not participate in any appreciation in the level of the underlying index over the term of the securities. Consequently, your return on the securities will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on the underlying index over the term of the securities.

▪	The performance of the securities will depend on the closing level of the underlying index solely on the relevant valuation dates, which makes the securities particularly sensitive to the volatility of the underlying index. Whether the contingent coupon will be paid for any given quarter will depend on the closing level of the underlying index solely on the applicable quarterly valuation dates, regardless of the closing level of the underlying index on other days during the term of the securities. The amount you receive at maturity will depend solely on the closing level of the underlying index on the final valuation date, and not on any other day during the term of the securities. Because the performance of the securities depends on the closing level of the underlying index on a limited number of dates, the securities will be particularly sensitive to volatility in the closing level of the underlying index. You should understand that the underlying index has historically been highly volatile.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions and structuring fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms

May 2016	PS-4

Citigroup Global Markets Holdings Inc.
Contingent Income Securities Based on the Performance of the S&P 500® Index Due May---, 2026 Principal at Risk Securities

of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying index, dividend yields on the stocks that constitute the underlying index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the underlying index and a number of other factors, including the price and volatility of the stocks that constitute the underlying index, the dividend yields on the stocks that constitute the underlying index, interest rates generally, the time remaining to maturity and our and/or Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the level of the underlying index may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	Our offering of the securities does not constitute a recommendation of the underlying index. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlying index is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlying index or in instruments related to the underlying index or such stocks and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlying index. These and other activities of our affiliates may affect the level of the underlying index in a way that has a negative impact on your interests as a holder of the securities.

May 2016	PS-5

Citigroup Global Markets Holdings Inc.
Contingent Income Securities Based on the Performance of the S&P 500® Index Due May---, 2026 Principal at Risk Securities

▪	The level of the underlying index may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the stocks that constitute the underlying index and other financial instruments related to the underlying index or such stocks and may adjust such positions during the term of the securities. Our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the level of the underlying index in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying index, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events or the discontinuance of the underlying index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your payment at maturity. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities.

▪	Adjustments to the underlying index may affect the value of your securities. S&P Dow Jones Indices LLC (the “underlying index publisher”) may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could affect the level of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time without regard to your interests as holders of the securities.

▪	The U.S. federal tax consequences of an investment in the notes are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment, the tax consequences of ownership and disposition of the notes might be materially and adversely affected. As described in the accompanying product supplement under “United States Federal Tax Considerations,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

As described in “United States Federal Tax Considerations” below, in connection with any information reporting requirements we may have in respect of the notes under applicable law, we intend to treat a portion of each coupon payment as attributable to interest and the remainder to option premium. However, in light of the uncertain treatment of the notes, it is possible that other persons having withholding or information reporting responsibility in respect of the notes may treat a note differently, for instance, by treating the entire coupon payment as ordinary income at the time received or accrued by a holder and/or treating some or all of each coupon payment on a note as subject to withholding tax at a rate of 30%. If withholding applies to the notes, we will not be required to pay any additional amounts with respect to amounts so withheld.

Information About the Underlying Index

The S&P 500® Index consists of 500 common stocks selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.”

“Standard & Poor’s,” “S&P” and “S&P 500®” are trademarks of Standard & Poor’s Financial Services LLC and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—S&P 500® Index—License Agreement” in the accompanying underlying supplement. Please refer to the sections “Risk Factors” and “Equity Index Descriptions—S&P 500® Index” in the accompanying underlying supplement for important disclosures regarding the underlying index, including certain risks that are associated with an investment linked to the underlying index.

May 2016	PS-6

Citigroup Global Markets Holdings Inc.
Contingent Income Securities Based on the Performance of the S&P 500® Index Due May---, 2026 Principal at Risk Securities

Historical Information

The closing level of the underlying index on April 25, 2016 was 2,087.79.

The graph below shows the closing levels of the underlying index for each day such level was available from January 3, 2006 to April 25, 2016. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical levels of the underlying index as an indication of future performance.

S&P 500® Index – Historical Closing Levels January 3, 2006 to April 25, 2016

* The red line indicates the hypothetical downside threshold level of 1,043.90, assuming the closing level on April 25, 2016 were the initial index level.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the notes. In connection with any information reporting requirements we may have in respect of the notes under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat a note as a put option (the “Put Option”) written by you with respect to the underlying shares, secured by a cash deposit equal to the stated principal amount of the note (the “Deposit”). In the opinion of our tax counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the notes is reasonable under current law; however, our tax counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Under this treatment:

•	a portion of each coupon payment made with respect to the notes will be attributable to interest on the Deposit; and

•	the remainder will represent premium attributable to your grant of the Put Option (“Put Premium”).

We will specify in the final pricing supplement the portion of each coupon payment that we will allocate to interest on the Deposit and to Put Premium, respectively.

Assuming the treatment of a note as a Put Option and a Deposit is respected, amounts treated as interest on the Deposit should be taxed as ordinary interest income, while the Put Premium should not be taken into account prior to maturity or disposition of the notes. See “United States Federal Tax Considerations—Tax Consequences to U.S. Holders” in the accompanying product supplement.

Subject to the discussion in the section of the accompanying product supplement entitled “United States Federal Tax Considerations,” if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, under current law you generally should

May 2016	PS-7

Citigroup Global Markets Holdings Inc.
Contingent Income Securities Based on the Performance of the S&P 500® Index Due May---, 2026 Principal at Risk Securities

not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

We do not plan to request a ruling from the IRS regarding the treatment of the notes, and the IRS or a court might not agree with the treatment described herein. In addition, the U.S. Treasury Department and the IRS have released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts.” While it is not clear whether the notes would be viewed as similar to the typical prepaid forward contract described in the notice, it is possible that any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.

While we currently do not intend to withhold on payments on the notes to Non-U.S. Holders (subject to compliance with the applicable certification requirements and the discussions in the accompanying product supplement regarding “FATCA”), in light of the uncertain treatment of the notes other persons having withholding or information reporting responsibility in respect of the notes may treat some or all of each coupon payment on a note as subject to withholding tax at a rate of 30%. Moreover, it is possible that in the future we may determine that we should withhold at a rate of 30% on coupon payments on the notes. We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of $0.35 for each $10 security sold in this offering. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI, including Morgan Stanley Wealth Management and their financial advisers collectively, a fixed selling concession of $0.30 for each $10 security they sell. In addition, Morgan Stanley Wealth Management will receive a structuring fee of $0.05 for each security they sell.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines. This hedging activity could affect the closing level of the underlying index and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

May 2016	PS-8

Citigroup Global Markets Holdings Inc.
Contingent Income Securities Based on the Performance of the S&P 500® Index Due May---, 2026 Principal at Risk Securities

For a period of approximately six months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the six-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Contact

Clients of Morgan Stanley Wealth Management may contact their local Morgan Stanley branch office or the Morgan Stanley principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (212) 762-9666). All other clients may contact their local brokerage representative.

© 2016 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

May 2016	PS-9

Citigroup Global Markets Holdings Inc.
Contingent Income Securities Based on the Performance of the S&P 500® Index Due May---, 2026 Principal at Risk Securities

Annex A

Valuation Dates(1)	Contingent Coupon Payment Dates(2)
8/8/2016	8/11/2016
11/7/2016	11/10/2016
2/6/2017	2/9/2017
5/8/2017	5/11/2017
8/7/2017	8/10/2017
11/6/2017	11/9/2017
2/6/2018	2/9/2018
5/7/2018	5/10/2018
8/6/2018	8/9/2018
11/6/2018	11/9/2018
2/6/2019	2/11/2019
5/6/2019	5/9/2019
8/6/2019	8/9/2019
11/6/2019	11/12/2019
2/6/2020	2/11/2020
5/6/2020	5/11/2020
8/6/2020	8/11/2020
11/6/2020	11/12/2020
2/8/2021	2/11/2021
5/6/2021	5/11/2021
8/6/2021	8/11/2021
11/8/2021	11/12/2021
2/7/2022	2/10/2022
5/6/2022	5/11/2022
8/8/2022	8/11/2022
11/7/2022	11/10/2022
2/6/2023	2/9/2023
5/8/2023	5/11/2023
8/7/2023	8/10/2023
11/6/2023	11/9/2023
2/6/2024	2/9/2024
5/6/2024	5/9/2024
8/6/2024	8/9/2024
11/6/2024	11/12/2024
2/6/2025	2/11/2025
5/6/2025	5/9/2025
8/6/2025	8/11/2025
11/6/2025	11/12/2025
2/6/2026	2/11/2026
5/6/2026	5/11/2026

(1)	Each scheduled valuation date is subject to postponement if such date is not a scheduled trading day or if certain market disruption events occur.

(2)	For each valuation date, the corresponding contingent coupon payment date is the third business day after such valuation date, except that the contingent coupon payment date for the final valuation date will be the maturity date.

May 2016	PS-10